As filed with the Securities and Exchange Commission on June 5, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

GAFISA S.A.
(Exact name of registrant as specified in its charter)
_______________
The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)
GAFISA S.A.
(Translation of Registrant’s name into English)

Av. Nações Unidas No. 8,501, 19th Floor
05425-070 - São Paulo, SP - Brazil
phone: + 55 (11) 3025-9000
(Address and telephone number of
Registrant’s principal executive offices)
Not Applicable (I.R.S. Employer Identification Number)
_____________________
National Corporate Research, Ltd.
10 East 40th Street, 10th floor
New York, NY 10016
(Name, address and telephone number of agent for service)

With a copy to:

Manuel Garciadiaz
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000
_____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
_______________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, without par value (2)	(1)	(1)	(1)	(1)
_________________
(1)
An indeterminate amount of common shares to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(2)	Traded only in the form of American Depositary Shares (as evidenced by American Depositary Receipts), each representing two common shares which are registered under the Securities Act of 1933.

PROSPECTUS

GAFISA S.A.

Common Shares and American Depositary Shares Representing Common Shares

We may offer any combination of the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the common shares and the American Depositary Shares, or ADSs, each representing two common shares, collectively as the “securities.”

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, you should refer to the section entitled “Plan of Distribution” in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common shares are listed on the São Paulo Stock Exchange (BM&F Bovespa SA – Bolsa de Valores Mercadorias e Futuros), or the BOVESPA, under the symbol “GFSA3” and our ADSs are listed on the New York Stock Exchange under the symbol “GFA.”

Investing in our securities involves risks. You should carefully review the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as in any other recently filed reports and, if any, in the relevant prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 5, 2009.

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.  The terms “Gafisa,” “we,” “us,” “our” and “our company” mean Gafisa S.A. and its consolidated subsidiaries, unless otherwise indicated.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

All references to “real,” “reais” or “R$” are to the currency of Brazil.  All references to “U.S. dollar,” “U.S. dollars” or “US$” are to the currency of the United States of America.We have made rounding adjustments to reach some of the figures included in this prospectus.  As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports and other information about issuers like us who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005.  We maintain an Internet worldwide web site at http://www.gafisa.com.br. Information contained on our site is not part of this prospectus, or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act of 1933 (the “Securities Act”). As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the São Paulo Stock Exchange (BOVESPA) and the Comissão de Valores Mobiliários (CVM). You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the BOVESPA and the CVM. Our public filings with the São Paulo Stock Exchange are electronically available from the São Paulo Stock Exchange’s Internet worldwide web site at http://www.bovespa.com.br.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed on June 5, 2009 and any amendments thereto; and

(2)   our report on Form 6-K filed on June 5, 2009.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents.  We may also incorporate by reference any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents.  Requests for such copies should be directed to:

Gafisa S.A.
Av. Nações Unidas No. 8,501, 19th Floor
05425-070 - São Paulo, SP – Brazil
phone: + 55 (11) 3025-9000
fax: + 55 (11) 3025-9348

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus in relation to our plans, forecasts, expectations regarding future events, strategies and projections are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	changes in the overall economic conditions, including employment levels, population growth and consumer confidence;

•	changes in real estate market prices and demand, estimated budgeted costs and the preferences and financial condition of our customers;

•	demographic factors and available income;

•	our ability to repay our indebtedness and comply with our financial obligations;

•	our ability to arrange financing and implement our expansion plan;

•	our ability to compete and conduct our businesses in the future;

•	changes in our business;

•	inflation and interest rate fluctuations;

•	changes in the laws and regulations applicable to the real estate market;

•	government interventions, resulting in changes in the economy, taxes, rates or regulatory environment;

•	other factors that may affect our financial condition, liquidity and results of our operations; and

•	other risk factors discussed under “Risk Factors” in Part I, Item 3.D. of our Annual Report on Form 20-F.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above.

GAFISA

We are one of Brazil’s leading homebuilders. Over the last 50 years, we have been recognized as one of the foremost professionally-managed homebuilders, having completed and sold more than 970 developments and constructed over 11 million square meters of housing, which we believe is more than any other residential development company in Brazil. We believe our brands “Gafisa,” “Alphaville,” and “Tenda” are well-known brands in the Brazilian real estate development market, enjoying a reputation among potential homebuyers, brokers, lenders, landowners and competitors for quality, consistency and professionalism.

Our core business is the development of high-quality residential buildings in attractive locations. For the year ended December 31, 2008, approximately 50% of the value of our launches were derived from high and mid high-level residential developments under the Gafisa brand. We are also engaged in the development of land subdivisions, also known as residential communities, representing approximately 15% of the value of our launches, and affordable entry-level housing, which represents approximately 8% of the value of our total launches. Other mid-level and commercial buildings represent approximately 27% of the value of our total launches. In addition, we provide construction services to third parties.

We are one of Brazil’s most geographically-diversified homebuilders currently operating in 94 municipalities, including São Paulo, Rio de Janeiro, Salvador, Fortaleza, Natal, Curitiba, Belo Horizonte, Manaus, Porto Alegre and Belém, across 18 states, which represents approximately 90% of the national population and approximately 89% of the gross domestic product on December 31, 2008. Many of these developments are located in markets where few large competitors currently operate. For the year ended December 31, 2008, approximately 38% of the value of our launches were derived from our operations outside the states of São Paulo and Rio de Janeiro.

We have already launched projects in 94 municipalities: Ananindeua, Anápolis, Aparecida de Goiânia, Aracajú, Araucária, Barbacena, Barueri, Bauru, Belém, Belford Roxo, Belo Horizonte, Betim, Cabo Frio, Cajamar, Camaçari, Campinas, Campo Grande, Campo Limpo Paulista, Canoas, Caxias do Sul, Contagem, Cotia, Cuiabá, Curitiba, Duque de Caxias, Eusébio, Ferraz de Vasconcelos, Fortaleza, Goiânia, Gramado, Gravataí, Guarulhos, Guarujá, Iguaraçu, Ipatinga, Itaboraí, Itanhaém, Itapevi, Itaquaquecetuba, Itu, Jaboatão dos Guararapes, João Pessoa, Juiz de Fora, Lauro de Freitas, Londrina, Macaé, Maceió, Manaus, Maricá, Marilia, Mauá, Mogi das Cruzes, Mossoró, Natal, Niterói, Nova Iguaçu, Nova Lima, Osasco, Paulista, Parnamirim, Pinhais, Poá, Porto Alegre, Porto Velho, Queimados, Recife, Rezende, Ribeirão Neves, Ribeirão Preto, Rio das Ostras, Rio de Janeiro, Salvador, Santa Luzia, Santana de Parnaíba, Santo André, Santos, São Bernardo do Campo, São Caetano, São Gonçalo, São José dos Campos, São José dos Pinhais, São Leopoldo, São Luiz do Maranhão, São Paulo, Sarzedo, Serra, Sete Lagoas, Sobradinho, Sorocaba, Suzano, Uberlândia, Valparaíso, Votorantim and Volta Redonda, across 18 states throughout Brazil.

Our real estate business includes the following activities:

•	developments for sale of:

•	residential units,

•	land subdivisions (also known as residential communities), and

•	commercial buildings;

•	construction services to third parties; and

•	sale of units through our brokerage subsidiaries, Gafisa Vendas and Gafisa Vendas Rio.

Our registered and principal executive offices are located at Av. Nações Unidas No. 8,501, 19th floor, 05425-070, São Paulo, SP, Brazil, and our general telephone and fax numbers are + 55 (11) 3025-9000 and + 55 (11) 3025-9348, respectively.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization at December 31, 2008 based on our financial statements prepared in accordance with Brazilian GAAP. This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.

	At December 31, 2008 (2)
(Brazilian GAAP)	(in thousands)
Short-term debt:
Loans and financing	R$	447,503
Debentures		61,945
Total short-term debt		509,448

Long-term debt:
Loans and financing		600,673
Debentures		442,000
Total long-term debt		1,042,673

Shareholders’ equity:
Capital stock		1,229,517
Treasury shares		(18,050)
Stock options reserve		47,829
Capital reserves		134,296
Revenue reserves		218,827
Total shareholders’ equity		1,612,419

Total capitalization (1) (2)	R$	2,655,092

(1)	Total capitalization corresponds to total long-term debt (loans, financing and debentures) plus total shareholders’ equity.

(2)	Total capitalization does not include obligation to venture partners recorded in other accounts payable.

PRICE HISTORY

Our common shares are listed on the São Paulo Stock Exchange (BM&F Bovespa SA - Bolsa de Valores Mercadorias e Futuros), or the BOVESPA, under the symbol “GFSA3” and our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “GFA.” The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on the NYSE, in U.S. dollars, and the common shares on the BOVESPA, in reais. On June 3, 2009, the last reported sales price of our common shares on the BOVESPA was R$15.95 and the last reported sales price of our ADSs on the NYSE was US$16.07.

	New York Stock Exchange			São Paulo Stock Exchange
	High	Low	Volume(1)	High	Low	Volume(1)
	(in US$ per ADS)			(in reais per common shares)
Year Ended
December 31, 2006 (2)	—	—	—	35.20	17.70	430,555
December 31, 2007	40.50	23.10	418,005	35.61	22.50	897,085
December 31, 2008	46.50	5.41	930,018	38.26	6.86	1,238,592

Quarter
First quarter 2007 (3)	27.77	24.89	1,164,963	35.30	25.70	466,779
Second quarter 2007	35.32	24.65	310,953	34.02	25.25	889,111
Third quarter 2007	35.09	23.10	405,016	33.41	22.50	1,141,404
Fourth quarter 2007	40.50	30.00	407,786	35.61	27.01	1,089,472
First quarter 2008	41.50	29.96	771,929	34.60	25.50	1,128,515
Second quarter 2008	46.50	33.36	969,276	38.26	27.50	995,435
Third quarter 2008	35.59	20.97	890,823	28.20	19.90	1,206,926
Fourth quarter 2008	24.60	5.41	1,080,111	23.79	6.86	1,621,471
First quarter 2009	12.11	7.33	674,687	13.23	8.69	1,885,703
Second quarter 2009 (through June 3)	19.73	10.91	786,480	20.90	12.41	2,620,791

Month
December 2008	9.26	6.36	591,131	10.50	7.70	1,433,820
January 2009	12.11	8.58	683,844	13.10	10.10	1,215,924
February 2009	11.72	8.26	671,193	13.23	9.91	1,724,356
March 2009	10.47	7.33	669,380	11.86	8.69	2,724,900
April 2009	17.92	10.91	779,236	19.60	12.41	2,267,110
May 2009	19.73	16.44	771,136	20.90	17.20	2,687,006

(1)	Average number of shares traded per day.

(2)	Our common shares started trading on the BOVESPA on February 17, 2006.

(3)	The ADSs started trading on the NYSE on March 16, 2007.

DESCRIPTION OF CAPITAL STOCK

General

We are currently a publicly-held company incorporated under the laws of Brazil, registered with the Board of Trade of the State of São Paulo (JUCESP) under NIRE 35300147952 and with the CVM under No. 01610-1, and enrolled with the Brazilian Taxpayer’s Authorities under CNPJ/MF No. 01,545,826/0001-07.

Corporate Purposes

Article 3 of our bylaws provides that our corporate purpose is to: (1) promote and develop any type of real estate project, whether our own or that of a third party, in the latter case as a contractor or agent; (2) purchase and sell any type of real estate; (3) perform civil construction and provide civil engineering services; and (4) develop and implement marketing strategies for any type of real estate project, whether our own or that of a third party.

Issued Share Capital

As of the date of this prospectus, our share capital was R$1,231.9 million, all of which was fully subscribed and paid-in.  Our share capital is comprised of 133,368,318 registered, book-entry common shares, without par value.  Under our bylaws, our board of directors may increase our share capital to the limit of our authorized capital by issuing up to 200,000,000 common shares without the need of specific shareholder approval.  Our shareholders must approve any capital increase above that amount at a shareholders’ general meeting.  Pursuant to the agreement entered into with the BOVESPA for the listing of our shares on the Novo Mercado, we are not permitted to issue preferred shares.

Novo Mercado

Our shares were accepted for trading on the Novo Mercado on February 17, 2006.  In order to delist our shares from the Novo Mercado, we must conduct a tender offer for the purchase of the shares of our capital stock outstanding in the market.  See “—Delisting from the Novo Mercado.”  In the Novo Mercado, listed companies are required to, among others, (1) only issue common shares, (2) maintain a minimum free float equal to at least 25% of the company’s capital, (3) detail and include additional information in the quarterly information and (4) make available the annual financial statements in English and based on international accounting standards.

The rules imposed by the Novo Mercado aim at providing transparency in relation to the activities and economic situation of the companies to the market, as well as more power to the minority shareholders in the management of the companies, among other rights.  The main rules relating to the Novo Mercado, and that the company is subject to, are summarized below.

According to CMN Resolution No. 3,456 of June 1, 2007, which governs the investment of funds by private pension funds, shares of companies that adopt differentiated corporate governance practices may represent a higher interest in the investment portfolio of such private pension funds, and are therefore considered significant and attractive investments for the private pension funds, which are large investors in the Brazilian capital market.  This fact might improve the development of the Novo Mercado, benefiting the companies whose securities are traded on the Novo Mercado.

Authorization for Trading on the Novo Mercado

Firstly, the company that is authorized to list its securities on the Novo Mercado shall keep updated its listed company register with the CVM, which allows the trading of the company’s common shares at the stock market.  Furthermore, the company, among other conditions, shall have signed a Listing Agreement in the Novo Mercado and adapted its bylaws to comply with the minimum requirements of the BOVESPA.  As regards the capital structure, it shall be exclusively divided into common shares, and a minimum free float equal to 25% of the capital stock, shall be maintained by the company.  The existence of founders’ shares by the companies listed on the Novo Mercado is prohibited.

Board of Directors

The board of directors of companies authorized to have their shares traded on the Novo Mercado shall be comprised of at least five members, of which at least 20% shall be independent, as defined in the Listing Rules of the Novo Mercado.  The members of the board of directors shall be elected by a shareholders’ general meeting for a maximum two-year term of office, and are eligible for reelection.  All new members of the board of directors and of the board of officers shall sign a Management Compliance Statement.  Through the Compliance Statement, the company’s directors and officers are personally responsible for complying with the Listing Agreement in the Novo Mercado, the Rules of the Market Arbitration Chamber and the Listing Rules of the Novo Mercado.

Other Novo Mercado Characteristics

Novo Mercado rules cover other areas designed to foster high levels of corporate governance and market transparency.  Companies are required to keep the minimum stock percentage floating in the market, in order to foster dispersion of share ownership.  In addition, companies are obliged to assign tag-along rights to their shareholders in order to ensure equal treatment if a controlling shareholder sells its controlling stake.  The Novo Mercado rules require companies to provide quarterly information on the number of shares held by the controlling shareholder, if any, company directors and officers, members of the Fiscal Council and the number of outstanding shares, in addition to other information required by the Listing Rules of the Novo Mercado.  Companies are also required to give more disclosure regarding related party transactions in which a company may be involved.  Finally, controlling shareholders, directors, officers and members of a company’s fiscal council are required to submit to arbitration any disputes or conflicts related to or arising from the Listing Rules of the Novo Mercado and the Listing Agreement in the Novo Mercado, specifically with regard to their application, validity, effectiveness and interpretation.  The arbitrations take place before the Market Arbitration Chamber established by the BOVESPA and are conducted in accordance with the Rules of the Market Arbitration Chamber.

Company Management

We are managed by a board of directors and a board of officers . The members of the board of directors must be shareholders irrespectively of the number of shares of the capital stock of the company he/she holds. The members of the board of officers must be Brazilian residents and may, or may not, be shareholders.

Conflict of Interests

According to Brazilian corporate law a director or an officer shall not take part in any corporate transaction in which he/she has an interest which conflicts with the interest of the company. In this case, he/she shall disclose his/her disqualification to the other directors or officers and shall cause the nature and extent of his/her interest to be recorded in the minutes of the board of directors or board of officers’ meeting, as the case may be.

With due compliance with the rules above relating to conflict of interests, a director or an officer may only contract with the company under reasonable and fair conditions, identical to those which prevail in the market or under which the corporation would contract with third parties. Any business contracted otherwise is voidable and the director or the officer concerned shall be obliged to transfer to the corporation all benefits which he/she may have obtained in such business.

According to Brazilian corporate law, any director or officer may not:

•	perform any act of generosity to the detriment of the company;

•
without prior approval of the shareholders’ general meeting or the board of directors, borrow money or property from the company or use its property, services or taking advantage of its standing for his/her own benefit or for the benefit of a company in which he/she has an interest or of a third party; and

•	by virtue of his position, receive any type of direct, or indirect, personal advantage from third parties, without authorization in the bylaws or from a shareholders’ general meeting.

According to our bylaws, any business or agreement between the company and any director or officer must be previously approved by the board of directors, except if specified in our annual budget or business plan.

Rules for Retirement

There is no retirement age relating to directors or officers pursuant to the Brazilian law and our bylaws.

Policy for the Trading of Our Securities

On March 4, 2005, our board of directors approved our Conduct Manual on Information Disclosure and Use and Securities Trading Policy, which establishes the following procedures regarding the policy for the trading of our securities:

•
all trades conducted by us and persons that must comply with the Trading Policy (executive officers, directors, employees and shareholders involved in our management) can only be conducted with the intermediation of certified brokers, according to the list sent to CVM;

•
such persons are also restricted from trading their shares during all periods when the investor relations officer gives notice of a black-out period, and the investor relations officer has no obligation to provide the reason for the black-out period, which will be handled confidentially by its recipients;

•
all our directors, executive officers, employees, members of the other bodies with technical or consultant duties, our possible controlling shareholders, and whoever by virtue of his/her position, job, or post at our company or our subsidiaries and affiliates, and who has signed the compliance statement and becomes aware of information of a material transaction or event involving our company, are restricted from trading our securities until such material transaction or event is disclosed to the market, except as regards treasury stock transactions, through private trading, the exercise of options to purchase shares of our capital stock, or a possible buyback, also through private trading, carried out by us.  This restriction is extended to periods prior to the announcement of such information or annual or interim financial statements;

•
trading of our securities or transactions related to our securities carried out by the aforementioned persons pursuant to an Individual Investment Program, consisting of long-term investments, as defined in the Trading Policy, is not subject to the aforementioned restrictions; and

•
the restrictions of the Trading Policy also apply to our former directors and executive officers (a) for the six month period following the end of their duties with the company, or (b) until the disclosure of the material event or the related financial statements, and also cover indirect trading carried out by the aforementioned persons.

Rights of Common Shares

Each of our common shares entitles its holder to one vote at an annual or special shareholders’ general meeting. A holder of ADS has the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by his/hers ADSs. Pursuant to our bylaws, Brazilian corporate law and the Novo Mercado rules, owners of common shares are entitled to dividends, or other distributions made in respect of common shares, in proportion to their ownership of outstanding shares. In addition, upon our liquidation, holders of our shares are entitled to share all our remaining assets, after payment of all our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Holders of our common shares are entitled to participate on a pro rata basis in future capital calls by our company.  Our common shares have tag along rights, which enable their holders to, upon the sale of a controlling interest in us, receive 100% of the price paid per common share of the controlling block by a single or series of transaction.

Options

According to our bylaws, we may, within our authorized share capital and upon resolution of the shareholders’ general meeting, grant stock options to (1) our directors, executive officers and employees, or (2) individuals who provide services to us or to companies we control.

Withdrawal Rights

Shareholders who dissent or abstain from voting on certain actions taken during a shareholders’ general meeting have the right under Brazilian corporate law to withdraw from our company and to receive the value of their shares.

According to Brazilian corporate law, shareholder withdrawal rights may be exercised in the following circumstances, among others:

•	a reduction in the percentage of our mandatory dividends;

•	a change in our corporate purpose;

•	an acquisition, by our company, of a controlling stake in another company if the acquisition price is outside of the limits established by Brazilian corporate law;

•	a merger of our company into another company, if we are not the surviving entity, or our consolidation with another company; or

•	an approval of our participation in a group of companies (as defined in Brazilian corporate law).

Brazilian corporate law further provides that any resolution regarding a spin-off will also entitle shareholders to withdraw if the spin-off:

•	causes a change in our corporate purpose, except if the equity is spun-off to a company whose primary activities are consistent with our corporate purposes;

•	reduces our mandatory dividends; or

•	causes us to join a group of companies (as defined in Brazilian corporate law).

In cases where (1) our company merges with another company where we are not the surviving company, or (2) we are consolidated with another company, or (3) we participate in a group of companies (as defined in Brazilian corporate law), our shareholders will not be entitled to withdraw from our company if their respective shares are (a) liquid, i.e. part of the BOVESPA index or other stock exchange index in Brazil or abroad, (as defined by the CVM), and (b) widely held, such that less than 50% of our shares are held by a controlling shareholder or by companies a controlling shareholder controls. We are currently part of the IBOVESPA (the BOVESPA index) and have no controlling shareholder. Therefore, our shares are, at present, considered liquid and widely held for the purposes of this paragraph.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ general meeting.  We are entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of the 30-day period if the redemption of shares of dissenting or non-voting shareholders would jeopardize our financial stability.  If shareholders exercise withdrawal rights, they are entitled to receive net book value for the shares, based on the last balance sheet approved by the shareholders.  If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated no less than 60 days before the resolution date.  In this case, we must immediately pay 80% of the equity value of the shares according to the most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ general meeting.

Redemption of Shares

According to Brazilian corporate law, we may redeem our shares by a decision taken in a special shareholders’ general meeting by shareholders representing at least 50% of our share capital.  The share redemption may be paid with our profit, profit reserves or capital reserves.  If the share redemption is not applicable to all shares, the redemption will be made by lottery.  If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify on a pro rata basis, the shares to be redeemed.

Registration of Shares

Our shares are held in book-entry form with Banco Itaú S.A., which will act as the custodian agent for our shares.  Transfer of our shares will be carried out by means of book entry by Banco Itaú S.A., debiting the share account of the seller and crediting the share account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Preemptive Rights

Except as provided below, our shareholders have a general preemptive right to participate in any issuance of new shares, convertible debentures and warrants, in proportion to their respective shareholding at such time, but the conversion of debentures and subscription warrants into shares, the granting of options to purchase shares and the issuance of shares as a result of its exercise, are not subject to preemptive rights.  In addition, Brazilian corporate law allows for companies’ bylaws to give the board of directors the power to exclude preemptive rights or reduce the exercise period of such rights with respect to the issuance of new shares, debentures convertible into shares and subscription warrants up to the limit of the authorized share capital if the distribution of those shares, debentures or subscription warrants is effected through a sale on a stock exchange, through a public offering or through an exchange of shares in a tender offer the purpose of which is to acquire control of another company.  Shareholders are allowed to exercise the preemptive rights for a period of at least 30 days following the publication of notice of the issuance of shares, convertible debentures and warrants, and the right may be transferred or disposed of for consideration.

Holders of ADSs may be unable to exercise preemptive rights with respect to our common shares underlying the ADSs.

Shareholders’ General Meetings

Under Brazilian corporate law, at our shareholders’ meetings, shareholders are empowered to take any action relating to our corporate purpose and to pass any such resolutions as they deem necessary.  The approval of our financial statements and the determination of the allocation of our net profits with respect to each fiscal year take place at our annual general shareholders’ meeting immediately following such fiscal year.  The election of our directors and members of our fiscal council—if the requisite shareholders request its establishment—typically takes place at the annual general shareholders’ meeting, although under Brazilian law it may also occur at a special shareholders’ general meeting.

A special shareholders’ general meeting may be held concurrently with the annual general shareholders’ meeting.  Pursuant to our bylaws and Brazilian corporate law, the following actions, among others, may only be taken at a general shareholders’ meeting:

•	amendment of our bylaws, including amendment of our corporate purpose;

•	election and dismissal, at any time, of our directors and members of our fiscal council, if we eventually form a fiscal council;

•	determination of the aggregate compensation of our board of directors and board of officers, as well as the fiscal council’s compensation, if the requisite shareholders request its establishment;

•	approval of stock splits and reverse stock splits;

•	approval of a stock option plan;

•	approval of the management’s accounts and the financial statements prepared by the management;

•	resolution upon the destination of our net income and distribution of dividends;

•	election of the fiscal council to function in the event of our dissolution;

•	cancellation of our registration with the CVM as a publicly-held company;

•	authorization for the issuance of convertible debentures or secured debentures;

•	suspension of the rights of a shareholder who has violated Brazilian corporate law or our bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for shares of our capital stock;

•	approval of our transformation into a limited liability company or any other corporate form;

•	delisting of our common shares from the Novo Mercado;

•
appointment of a financial institution responsible for our valuation, in the event that a tender offer for our common shares is carried out in connection with a corporate transformation or delisting of our common shares from the Novo Mercado;

•	reduction in the percentage of mandatory dividends;

•	participation in a centralized group of companies;

•	change in our core business or corporate purpose;

•	approval of any merger, consolidation with another company or spin-off;

•	approval of any dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by him or her; and

•	authorization to petition for bankruptcy or request for judicial or extrajudicial restructuring.

According to Brazilian corporate law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company;

•
the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under Brazilian law described in “—Preemptive Rights”;

•	the right to inspect and monitor the management of the company’s business in accordance with Brazilian corporate law;

•	the right to vote in any shareholders meeting; and

•	the right to withdraw from the company in the cases specified in Brazilian corporate law, described in “—Withdrawal Rights.”

Quorum for our Shareholders’ General Meetings

As a general rule, Brazilian corporate law provides that a quorum at a shareholders’ general meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call.  A quorum for the purposes of amending our bylaws consists of shareholders representing at least two-thirds of our issued and outstanding voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ general meeting is required to ratify any proposed action, with abstentions not taken into account.  However, the affirmative vote of shareholders representing one-half of our issued and outstanding voting capital is required to:

•	reduce the percentage of mandatory dividends;

•	change our corporate purpose;

•	merge or consolidate our company with another company;

•	spin-off a portion of our assets or liabilities;

•	approve our participation in a group of companies (as defined in Brazilian corporate law);

•	apply for cancellation of any voluntary liquidation;

•	approve our dissolution; and

•	approve the merger of all our shares into another company.

According to our bylaws and for so long as we are listed on the Novo Mercado, we may not issue preferred shares or founders’ shares and we will have to conduct a tender offer in order to delist ourselves from the Novo Mercado.

A quorum smaller than the quorum established by Brazilian corporate law may be authorized by the CVM for a publicly-held company with widely-traded and widespread shares that has had at least half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

Notice of our Shareholders’ General Meetings

According to Brazilian corporate law, notice of our shareholders’ general meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the State of São Paulo, and in another widely circulated newspaper in the same State, previously chosen at an annual shareholders meeting, which in our case is O Estado de São Paulo.  The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call.  However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.  In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of the special shareholders’ general meeting so that the requesting shareholder may become familiar with and analyze the proposal to be voted upon at such meeting.  Such call notice in all circumstances shall contain the agenda for the meeting and, in case of an amendment to our bylaws, a summary of the proposed amendment.

Location of our Shareholders’ General Meetings

Our shareholders’ meetings shall take place at our head offices at Av. Nações Unidas No. 8,501, 19th floor, 05425-070 - São Paulo, SP - Brazil. Brazilian corporate law allows our shareholders to hold meetings outside our head offices in the event of force majeure, provided that the relevant notice contains a clear indication of the place where the meeting will occur.

Who May Call our Shareholders’ General Meetings

According to Brazilian corporate law, our board of directors may call a shareholders’ general meeting.  Shareholders’ general meetings may also be called by:

•	any shareholder, if our directors fail to call a shareholders’ general meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;

•
shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a request to call the meeting by those shareholders, and such request must indicate the proposed agenda;

•	shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a request to call the meeting to convene a fiscal council; and

•
our fiscal council, if one is in place, if our board of directors delays calling an annual shareholders’ meeting for more than one month.  The fiscal council may also call a special general shareholders’ meeting at any time if it believes that there are significant or urgent matters to be addressed.

The chairman of our board of directors shall call a shareholders’ general meeting if: (1) we are controlled by a shareholder holding less than 50% of our voting capital (i.e., control power exercised in a diffuse manner), and (2) BOVESPA determines that the price of our shares shall be quoted separately or that the trading of our shares on the Novo Mercado shall be suspended by reason of non-compliance with the listing rules of Novo Mercado.  At such a meeting all members of our board of directors must be replaced. In the event the shareholders’ general meeting is not called by the chairman of the board of directors within the time period established in our bylaws, the meeting may be called by any shareholder of the company.

Conditions for Admission at our Shareholders’ General Meetings

A shareholder may be represented at a shareholders’ general meeting by a proxy, as long as the proxy is appointed less than a year before such shareholders’ general meeting.  The proxy must be either a shareholder, an executive officer of our company, a lawyer or a financial institution.  An investment fund must be represented by its investment fund officer.

Shareholders attending a shareholders’ general meeting must deliver proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and a receipt issued by the custodian agent of our shares.

Arbitration

Any disputes or controversies involving our company, our shareholders, members of our management or our fiscal council relating to or arising from the Listing Agreement in the Novo Mercado, Listing Rules, our bylaws, Brazilian corporate law, the rules published by the Brazilian Monetary Council (Conselho Monetário Nacional), or the “CMN,” the Brazilian Central Bank, the CVM, any shareholders’ agreement filed at the our headquarters, and other rules applicable to the Brazilian capital markets in general, must be submitted to arbitration conducted in accordance with the Rules of the Market Arbitration Chamber established by the BOVESPA.  According to Chapter Twelve of such Rules, the parties may consensually agree to use another arbitration chamber or center to resolve their disputes.

Going Private Process

We may become a private company by the decision of our shareholders only if we conduct a public tender offer to acquire all of our outstanding shares in accordance with the rules and regulations of Brazilian corporate law, the CVM and the Novo Mercado regulations which requires:

•	a fair bid price at least equal to the value estimated by the company; and

•	shareholders holding more than two thirds of the outstanding shares have specifically approved the process or accepted the offer.

The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares, as determined by a valuation report issued by a specialized firm, and we may only purchase shares from shareholders that have voted in favor of us becoming a private company after purchasing all shares from the other shareholders that did not vote in favor of such deliberation and that have accepted the public tender offer.

The valuation report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the majority of the outstanding shares (excluding, for such purposes, treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes) from a list of three institutions presented by our board of directors.  All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by us.

Shareholders holding at least 10% of our outstanding shares may require our management to call a special shareholders’ general meeting to determine whether to perform another valuation using the same or a different valuation method.  This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering.  The shareholders who make such request as well as those who vote in its favor must reimburse us for any costs involved in preparing the new valuation, if the new valuation price is not higher than the original valuation price.  If the new valuation price is higher than the original valuation price, the public offering must be made at the higher price.

Delisting from the Novo Mercado

We may, at any time, delist our common shares from the Novo Mercado, provided that shareholders approve the decision and that the BOVESPA is notified in writing at least 30 days in advance.  Delisting of shares from the Novo Mercado does not require delisting from the BOVESPA.

If our common shares are delisted from the Novo Mercado, we or our controlling shareholders, if any, will be required to conduct a tender offer for the acquisition of our outstanding common shares.  The minimum price offered for the shares in the public tender offer will correspond to the economic value of the shares, as determined by a valuation report issued by a specialized firm chosen by the shareholders representing a majority of the outstanding shares (excluding, for such purposes, shares held by the controlling shareholders, if any, and their affiliates, treasury shares, shares held by our affiliates, and blank votes) from a list of three institutions presented by our board of directors.  All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by the controlling shareholder, if any, or by us.

If our delisting from the Novo Mercado occurs due to the cancellation of our registration as a publicly held company, all the other requirements established by such delisting shall be followed.  See “—Going Private Process.”

In the event that we delist due to a corporate reorganization where the surviving company is not admitted for listing on the Novo Mercado, the then-controlling shareholders will need to carry out a public tender offer for the acquisition of the shares held by other shareholders, and the minimum price offered per share shall be the economic value of the shares.  The notice of public tender offer shall be given to the BOVESPA and released to the market immediately after the shareholders’ general meeting that has approved the corporate reorganization.

If our share control is sold within twelve months of our delisting from the Novo Mercado, the selling controlling shareholder and the acquirer shall offer to acquire the shares of all other shareholders under the same conditions offered to the selling controlling shareholder.

In addition, our by-laws provide that if the shareholders decide to delist from the Novo Mercado and no controlling shareholders exist at the time, the tender offer for the acquisition of our outstanding common shares shall be effected by the shareholders who voted in favor of the delisting from the Novo Mercado.

Sale of a Controlling Stake in our Company

Under the Listing Rule of the Novo Mercado, the sale of a controlling interest in our company, either through a single transaction or through successive transactions, takes place under a suspension or resolution condition, where the acquirer agrees to, within the time and pursuant to the conditions specified under Brazilian corporate law and the Listing Rules of the Novo Mercado, make a tender offer of the remaining shares of the other shareholders under the same terms and conditions granted to the selling controlling shareholder.

A tender offer is also required under the following conditions:

•	when rights are assigned for a subscription of shares and other securities or rights related to securities convertible into shares that results in the sale of the company’s controlling stake;

•	when, if the controlling shareholder is an entity, the control of such controlling entity is transferred; and

•
when a current shareholder acquires a controlling stake through an agreement for the purchase of shares.  In this case, the acquiring shareholder is obligated to make a tender offer under the same terms and conditions granted to the selling shareholders and reimburse the shareholders from whom he/she had purchased the shares traded on stock exchanges within the six months before the sale date of the company’s share control.  The reimbursement value is the difference between the price paid to the selling controlling shareholder and the amount traded on stock exchanges per share, during this period, adjusted by the inflation in the period.

The buyer, when necessary, must take the necessary measures to recompose the minimum 25% of outstanding shares in the market within the subsequent six months.

Purchases by us of our own Shares

Our bylaws entitle our board of directors to approve the acquisition of our own shares.  The decision to acquire our shares, to maintain the acquired shares in treasury or to cancel them may not, among other things:

•	result in the reduction of our share capital;

•	require the use of resources greater than our accumulated profits and available reserves, as provided in our financial statements;

•	create, as a result of any action or inaction, directly or indirectly, any artificial demand, supply or condition relating to share price;

•	involve any unfair practice; or

•	be used for the acquisition of shares held by our controlling shareholders.

We may not keep in treasury more than 10% of our outstanding common shares, including the shares held by our subsidiaries and affiliates.

Any acquisition by us of our own shares must be made on a stock exchange and cannot be made in a private transaction, except if previously approved by CVM.  Moreover, we may acquire or issue put or call options related to our shares.

Disclosure Requirements

We are subject to the reporting requirements established by Brazilian corporate law and the CVM.  Furthermore, because we are listed with the Novo Mercado, we must also follow the disclosure requirements provided for in the Listing Rules of the Novo Mercado.

Disclosure of Information

The Brazilian securities regulations require that a publicly-held corporation provide the CVM and the relevant stock exchanges with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports, independent auditor reports, notices and minutes of shareholders’ meetings.  In addition, we also must disclose any material development related to our business to the CVM and the BOVESPA.

We observe the Novo Mercado disclosure standards and are required to, among other things:

•	present a consolidated balance sheet, a consolidated statement of results and the accompanying letter to shareholders;

•	disclose any direct or indirect ownership interest, including beneficial ownership interest, known to us, exceeding 5% of our capital stock;

•	disclose the amount and characteristics of our securities held directly or indirectly by insiders;

•	disclose changes in the amount of securities held by insiders within the preceding 12 months;

•	include, in the explanatory notes to our financial statements, a cash flow statement;

•	disclose the amount of free float shares and their respective percentage in relation to total shares outstanding;

•	prepare annual and quarterly financial statements in accordance with U.S. GAAP or IFRS; and

•	disclose the existence of and compliance with the arbitration clauses, as defined in the Listing Rules of the Novo Mercado.

Disclosure of Trading by Insiders

Pursuant to the rules of the Novo Mercado, each of our possible controlling shareholders must disclose to the BOVESPA regarding information in connection with the total amount and characteristics of securities owned, directly or indirectly, by them and issued by us, or any derivatives referenced in such securities, as well as any subsequent trading of such securities and derivatives.  In the case of individuals, such information shall also include securities held by the spouse, companion or dependents of such persons, included in the annual income tax statement of such controlling shareholder.  This information must be communicated to the BOVESPA within 10 days following the end of each month.

CVM regulations require our directors, executive officers, members of the fiscal council, and members of any other technical or advisory body to disclose to us, to the CVM and to the BOVESPA, the total amount, the characteristics and form of acquisition of securities issued by us, listed companies under our control or the control of our listed controlling shareholders, including derivatives referenced in such securities that are held by each of them, as well as any change in such investments within 10 days after the end of the month when the securities were traded.  In the case of individuals, such information shall also include securities held by the spouse, companion or dependents of such persons, included in the annual income tax statement and companies controlled directly or indirectly by such person.

In addition, our controlling shareholders, our shareholders who have caused the election of members of our board of directors or fiscal council, as well as any individual, legal entity or group of persons acting jointly that holds directly or indirectly 5% or more of our shares, must provide to us, the CVM and the BOVESPA the following information:

•	the name and qualification of the person providing the information;

•	amount, price, type, and/or class, in the case of acquired shares, or characteristics, in the case of securities;

•	form of acquisition (private placement or purchase through a stock exchange, among others);

•	reason and purpose for the acquisition; and

•	information on any agreement regarding the exercise of voting rights or the purchase and sale of our securities.

The disclosure requirement referred to above will also apply to any person or group acting jointly, holding participation equal to or in excess of 5%, each time such person increases or decreases its participation in our shares by an amount equal to 5% of our shares.

According to the Listing Rules of the Novo Mercado, in case we are subject to widespread control, the selling shareholders will only be required to provide the information listed above while holding 10% or more of our total capital stock and only during the first 6 months from the date that the announcement of commencement of the offering is published.

Disclosure of Material Developments

According to Law No. 6,385 of December 7, 1976, and subsequent amendments, and CVM Instruction No. 358 of January 3, 2002, and subsequent amendments, we must disclose any material development related to our business to the CVM and to the BOVESPA and must publish a notice of the material development.  A development is deemed to be material if it has a material impact on the price of our securities, is the decision of investors to trade in our securities or is the decision of investors to exercise any rights as holders of any of our securities.

Under special circumstances, we may request confidential treatment of certain material developments from the CVM, when our management believes that public disclosure could result in adverse consequences to us.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Banco Itaú S.A, located at Armando De Arruda Pereira, 707 9 Andar Torre Eudoro Villela, Jaba. S. Paulo/SP Cep 04344-902.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive two (2) of our common shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the Depositary, the Custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may directly hold your ADSs either by means of an ADR registered in your name, indirectly through a brokerage or safekeeping account, or directly through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Brazilian laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common shares ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be aggregated and sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common shares ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional common shares, we will give prior notice to the depositary and the depositary will determine, after consultation with us, whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new common shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, the depositary will determine, after consultation with us, whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Brazil would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is lawful and reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Common Shares

The depositary may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit the common shares.

•
The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s office. Your ability to withdraw the common shares may be limited by U.S. and Brazilian considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•
Temporary delays that may arise because (1) the transfer books for the common shares or ADSs are closed, or (2) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of Capital Stock—Rights of Common Shares.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary, except as otherwise provided in the deposit agreement:
Service	Fees
• Issuance of ADSs	Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
• Distribution of cash dividends or other cash distributions	Up to U.S. 2¢ per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S. 2¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 2¢ per ADS held
• Depositary Services	Up to U.S. 4¢ per ADS held on the applicable record date(s) established by the Depositary
• Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of common shares charged by the registrar and transfer agent for the common shares in Brazil (i.e., upon deposit and withdrawal of common shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when common shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred by the Depositary in connection with compliance with the exchange control regulations and other regulatory requirements.

•	Fees and expenses incurred in connection with the delivery or servicing of common shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary will reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement and may, in the future, remit to us a portion of the depositary fees charged, in each case, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendments or supplements to the deposit agreement which imposes or increases any fees or charges (other than charges in connection with the foreign exchange regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing rights of holders of ADSs does not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of ADSs. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may upon termination sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our bylaws, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our bylaws or in any provisions of securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of common shares. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the transfer of beneficial ownership in the common shares to the depositary by the recipients of the ADSs, the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the common shares and certain other matters of Brazilian law will be passed upon for us by Barbosa, Müssnich & Aragão Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2008, except as they relate to Construtora Tenda S.A., have been audited by PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm. Such financial statements and management’s assessment of the effectiveness of internal control over financial reporting have been so included in reliance on the audit report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Construtora Tenda S.A., acquired by the registrant as of October 21, 2008, of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade – CRC). The business address of PricewaterhouseCoopers Auditores Independentes is Av. Francisco Matarazzo, 1400 – Torre Torino, 05001-903 São Paulo, SP, Brazil.

The audited financial statements as of December 31, 2008 and for the period from October 22, 2008 through December 31, 2008 of Construtora Tenda S.A., not separately presented in our Annual Report on Form 20-F, have been audited by Terco Grant Thornton Auditores Independentes, an independent registered public accounting firm, whose report thereon is incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2008. Such financial statements, to the extent they have been included in the financial statements of Gafisa S.A., have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting. Terco Grant Thornton Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade – CRC). The business address of Terco Grant Thornton  Auditores Independentes is Av. das Nações Unidas, 12995, 04578-000, São Paulo, SP, Brazil.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by Barbosa, Müssnich & Aragão, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•
is issued by a court of competent jurisdiction after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is for payment of a determined sum of money;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Brazilian law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have not entered into any indemnification agreements of this kind.

Gafisa maintains an insurance policy that protects its officers and directors from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9. Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated herein by reference.

Exhibit No.	Document
1.1*	Form of International Underwriting Agreement.
4.1
Amended and Restated Deposit Agreement dated March 21, 2007 among the Registrant, Citibank, N.A., as depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts, which is incorporated by reference to our registration statement filed on Form F-6 (File No. 333-158314) with the Securities and Exchange Commission on March 31, 2009.

5.1	Opinion of Barbosa, Müssnich & Aragão, Brazilian legal counsel of the Registrant, as to the legality of the common shares.
8.1	Opinion of Barbosa, Müssnich & Aragão, as to tax matters.
10.1
Investment Agreement dated October 2, 2006 among Alphaville Participações S.A., Renato de Albuquerque and Nuno Luis de Carvalho Lopes Alves, as shareholders, and Gafisa S.A., as investor, and Alphaville Urbanismo S.A., Fate Administração e Investimentos Ltda. and NLA Administração e Participações Ltda., which is incorporated by reference to our registration statement filed on Form F-1 with the Securities and Exchange Commission on February 22, 2007.

10.2
Acquisition Agreement dated October 3, 2008 between Fit Residencial Empreendimentos Imobiliários Ltda. and Construtora Tenda S.A., which is incorporated by reference to our annual report filed on Form 20-F with the Securities and Exchange Commission on June 5, 2009.

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.
23.2	Consent of Terco Grant Thornton Auditores Independentes.
23.3	Consent of Barbosa, Müssnich & Aragão, Brazilian legal counsel of the Registrant (included in Exhibits 5.1 and 8.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).
_______________
* To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

Item 10. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(2)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of São Paulo, Brazil, on June 5, 2009.

GAFISA S.A.

By:	/s/ Wilson Amaral de Oliveira
	Name:	Wilson Amaral de Oliveira
	Title:	Chief Executive Officer

By:	/s/ Alceu Duilio Calciolari
	Name:	Alceu Duilio Calciolari
	Title:	Chief Financial and Investor Relations Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Wilson Amaral de Oliveira and Alceu Duilio Calciolari, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 426(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wilson Amaral de Oliveira	Chief Executive Officer	June 5, 2009
Wilson Amaral de Oliveira	(Principal Executive Officer)

/s/ Alceu Duílio Calciolari	Chief Financial and Investor Relations Officer	June 5, 2009
Alceu Duílio Calciolari	(Principal Accounting and Financial Officer)

/s/ Gary Garrabrant	Chairman of the Board of Directors	June 5, 2009
Gary Garrabrant

/s/ Richard L. Huber	Director	June 5, 2009
Richard L. Huber

/s/ Thomas McDonald	Director	June 5, 2009
Thomas McDonald

/s/ Caio Racy Mattar	Director	June 5, 2009
Caio Racy Mattar

/s/ José Écio Pereira da Costa Jr.	Director	June 5, 2009
José Écio Pereira da Costa Jr.

/s/ Gerald Dinu Reiss	Director	June 5, 2009
Gerald Dinu Reiss

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of Gafisa S.A. in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 5, 2009.

By:	/s/ Donald Puglisi
	Name:	Donald Puglisi
	Title:	Authorized Representative

Exhibit Index

ExhibitNo.	Document
1.1*	Form of International Underwriting Agreement.
4.1
Amended and Restated Deposit Agreement dated March 21, 2007 among the Registrant, Citibank, N.A., as depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts, which is incorporated by reference to our registration statement filed on Form F-6 (File No. 333-158314) with the Securities and Exchange Commission on March 31, 2009.

5.1	Opinion of Barbosa, Müssnich & Aragão, Brazilian legal counsel of the Registrant, as to the legality of the common shares.
8.1	Opinion of Barbosa, Müssnich & Aragão, as to tax matters.
10.1
Investment Agreement dated October 2, 2006 among Alphaville Participações S.A., Renato de Albuquerque and Nuno Luis de Carvalho Lopes Alves, as shareholders, and Gafisa S.A., as investor, and Alphaville Urbanismo S.A., Fate Administração e Investimentos Ltda. and NLA Administração e Participações Ltda., which is incorporated by reference to our registration statement filed on Form F-1 with the Securities and Exchange Commission on February 22, 2007.

10.2
Acquisition Agreement dated October 3, 2008 between Fit Residencial Empreendimentos Imobiliários Ltda. and Construtora Tenda S.A., which is incorporated by reference to our annual report filed on Form 20-F with the Securities and Exchange Commission on June 5, 2009.

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.
23.2	Consent of Terco Grant Thornton Auditores Independentes.
23.3	Consent of Barbosa, Müssnich & Aragão, Brazilian legal counsel of the Registrant (included in Exhibits 5.1 and 8.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).
_______________
* To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.